UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 8, 2013

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In January 2012, the Board of Directors of Palo Alto Networks, Inc. (the “Company”) approved restricted stock awards of 75,000 shares of the Company’s common stock for each of Nir Zuk and Rajiv Batra (each, a “Restricted Stock Award”). Each Restricted Stock Award was granted for a zero purchase price and vests based on a continued service condition over a period of four years from January 10, 2012, with 25% of the shares subject to each Restricted Stock Award vesting on January 10, 2013 and 4,687 shares expected to vest each quarter thereafter until full vesting occurs on January 10, 2016.

On March 8, 2013, the Company and each of Messrs. Zuk and Batra amended the Restricted Stock Awards in order to allow each of Messrs. Zuk and Batra to satisfy tax withholding obligations by selling shares through such means as the Company may determine, including sales in broker-assisted transactions.

Copies of the Amendment to Restricted Stock Agreement with each of Messrs. Zuk and Batra are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment to Restricted Stock Agreement, dated as of March 8, 2013, by and between the Company and Nir Zuk.

10.2	Amendment to Restricted Stock Agreement, dated as of March 8, 2013, by and between the Company and Rajiv Batra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin President and Chief Executive Officer

Date: March 11, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Restricted Stock Agreement, dated as of March 8, 2013, by and between the Company and Nir Zuk.

10.2	Amendment to Restricted Stock Agreement, dated as of March 8, 2013, by and between the Company and Rajiv Batra.